Exhibit 99.1 – Press Release

FANATIC FANS, REWARD-BASED APP. ANNOUNCES PARTNERSHIP
WITH SUN DEVIL ATHLETICS

ASU Athletics Joins Geo-Location Based Smartphone Application to Expand New User Awareness,
Fan-Based Participation

TEMPE, ARIZ. September 23, 2011– Fanatic Fans, a sub-development of Calibrus, Inc., a company specializing in social media, mobile applications and third party verification services (TPV) announced today the application’s partnership with Arizona State University’s Sun Devil Athletics. The location-based app will allow several multi-faceted promotional opportunities at four ASU Sun Devil home games. The games involved are USC (Sept. 24), Oregon State (Oct. 1), Colorado (Oct.29), and California (Nov. 25).

Through check-in function similar to Four-Square, users are able to digitally engage with one another and share the experience of the live sporting event through this exclusive portal. This promotion, done in conjunction with Sun Devil Athletics’ multi-media rights partner Sun Devil IMG Sports Marketing, will involve video board and LED contests during the timeout period of the games, along with text-back abilities that encourage fans to participate to win prizes and download the application. Fanatic Fans users will earn “Fan Rewards” discounts simply by taking part in the app. The GPS technology employed by Fanatic Fans enables the user to distinguish their location and receive discounts based on their whereabouts.

Fanatic Fans has enlisted street teams to reach out to game attendees before, during and after the games. These street teams will intercept fans during tailgates and demonstrate the app as well as provide giveaways for those who sign up as a Fanatic Fan. Fanatic Fans expects to gain broad awareness of this new app before their target audience while simultaneously securing hundreds of downloads through this partnership.

ABOUT CALIBRUS

Calibrus, Inc. (OTC Bulletin Board:CALB.ob - News) develops products and services in social media, mobile applications, third party verification, hosted call recording and IVR services.  In addition to Fanatic Fans mobile app and FanaticFans.com website, Calibrus operates JabberMonkey.com, a premier site for expressing and gathering public opinion on a global scale. For more information on Calibrus visit www.calibrus.com.

ABOUT SUN DEVIL ATHLETICS

Arizona State University's Sun Devil Athletics (SDA) is a comprehensive collegiate athletics program featuring almost 500 student-athletes in 21 varsity sports under the NCAA umbrella.  ASU is a member of the prestigious Pac-12 Conference.  Sun Devil teams have won 136 national titles, including 23 NCAA Championships.  The well-rounded program has finished in the top 15 of The Director's Cup in 12 of the last 15 years.  Nearly 150 Sun Devil athletes have competed at the Olympic Games representing 35 nations and 18 have won 23 gold medals.  ASU ranks No. 2 in the Pac-12 Conference and is ranked in the top 20 in Division I Athletics for the number of Academic All-American's produced since 2000.

ABOUT IMG COLLEGE

IMG College is the leading collegiate multimedia, marketing and licensing/brand management company in America representing more than 200 of the nation’s top collegiate properties including the NCAA and its 89 championships, NCAA Football, leading conferences, and many of the most prestigious colleges and universities in the country. Headquartered in Winston Salem, N.C., IMG College employs 700 people in nearly 100 offices throughout the U.S. with annual sales of nearly $450 million. IMG College is the leader in capturing consumer devotion to college sports through partnership opportunities in multimedia rights, licensing, events and hospitality, marketing, stadium and arena development, stadium seating solutions, ticketing, sales, and consulting. IMG College is a division of IMG Worldwide, a global sports, fashion and media business. For more information, please visit www.imgworld.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Kevin Asher, phone 602.778.7516, kasher@calibrus.com